Exhibit j(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 25 to the Registration Statement No. 811-5361 on Form N-1A of Fidelity Boston Street Trust, of our reports dated September 1, 2000 appearing in the Annual Reports to Shareholders of Fidelity Target Timeline 2001 and Fidelity Target Timeline 2003 for the year ended July 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________
____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 18, 2000